Exhibit 99.1

MAX-D SIGNS AGREEMENT TO BE IN
MORE THAN ONE MILLION MOBILE DEVICES

SANTA MONICA, CA--(Marketwired - May 28, 2014) - Max Sound Corporation (MAXD) -- creators of MAX-D HD Audio, the must-have disruptive HD Audio Technology, and Akyumen, Inc., the innovative mobile OEM, has entered into a licensing agreement to have the MAX-D HD Audio Technology added to more than one million Akyumen mobile phones and tablets.

Akyumen is launching two mobile devices (phone and tablet) into the highly coveted mobile telecommunications market. Both devices can project HD multimedia onto any surface in 1920x1080p HD resolution up to 10 x 10 feet using 35 lumens and has a run time of 10 hours talk and 3.5 hours projection.

Akyumen and Max Sound are proud to announce this partnership. MAX-D will deliver HD sound to Akyumen’s incredible devices. “With MAX-D installed in the Akyumen tablets and Smartphones, we believe gamers and movie-buffs worldwide will choose these devices over others,” said John Blaisure, CEO of Max Sound Corp.

Akyumen has initial orders of as many as two million units per carrier with several well-known mobile carriers now going through certification. Both products will be the must-have devices for consumers around the world. Akyumen estimates that it will deliver as many as two million units with the MAX-D HD technology by Q1 – 2015.

“Having MAX-D on our devices will give our customers the most realistic HD audio experience possible – it will be like no other device on the market!” said Aasim Saied, CEO of Akyumen.

About Akyumen Corporation: Akyumen Technologies Corp is a technology company that is launching niche mobile devices through distributors and carriers globally. Our initial product line includes a smartphone that has the capability to project media from the device onto any surface or a screen. We also have plans to launch a Projector Tablet in late 2014 that will be released in Asia, North America and Europe. The Company has successfully developed, tested and protected its patent pending technology for several years. To learn more about the Akyumen Technology, visit www.akyumen.com.

About Max Sound Corporation: MAX-D is to audio what HD (high definition) is to video. The MAX-D Audio Process makes everything sound better and can convert any audio file to high-definition quality without increasing its file size. Max Sound®, MAXD® and MAX-D Audio Perfected® are registered trademarks. The technology has more than 70 patents filed and pending with all rights wholly owned by Max Sound Corporation. All other trademarks are the property of their respective owners. To learn more about the MAX-D Technology, visit www.maxsound.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Max Sound Corporation and its Affiliates on its website www.maxsound.com or at www.sec.gov.

Contact:

Michael Spatz
Director of Marketing
888-777-1987
Michael@MaxSound.com